Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of May 28, 2023, General Mills, Inc. (“General Mills,” the “Company,”

“we,” “us,” and “our”) had seven classes of
securities registered under Section 12 of the Securities Exchange Act of 1934,

as amended (the “Exchange Act”):

Common Stock,
$.10 par value; 0.125% Notes due 2025; 0.450% Notes due 2026; 1.500%

Notes due 2027; 3.907% Notes due 2029; 3.650% Notes
due 2030; and 3.850% Notes due 2034.
DESCRIPTION OF COMMON STOCK

The following description of our Common Stock and our cumulative preference stock is a summary and does not purport to
be complete. It is subject to and qualified in its entirety by reference to our

Restated Certificate of Incorporation (the “Certificate of
Incorporation”) and our By-laws, as amended (the “By-laws”), each of which are incorporated by reference as an exhibit to our most
recent Annual Report on Form 10-K. We

encourage you to read our Certificate of Incorporation, our By-laws and the applicable
provisions of the General Corporation Law of the State of Delaware (“DGCL”) for

additional information.

General

Our Certificate of Incorporation currently authorizes the issuance of one billion shares of our Common stock, par value $0.10
per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our Common Stock is listed
and principally traded on the New York

Stock Exchange under the symbol “GIS.” All outstanding shares of our

Common Stock are
fully paid and nonassessable.

Dividend Rights
The holders of Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds
legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends
on Common Stock or other distributions (including purchases of Common

Stock) may be subject to the declaration and payment of
full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference
stock.
Voting

Rights

The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the
election of directors, subject to the voting rights of any preference stock then outstanding.

The holders of Common Stock are not
entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by
the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number

of nominees
standing for election at any meeting of the stockholders exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Except as provided by law,

all other matters are to be decided by a vote of a majority of votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy.
Liquidation Rights
In the event of liquidation, dissolution or winding up of the Company,

holders of Common Stock are entitled to share ratably
in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the
aggregate liquidation preference of any preference stock then outstanding.
Other Rights and Preferences
The holders of Common Stock do not have any conversion rights or any preemptive rights to subscribe for stock or any other
securities of the Company.

There are no redemption or sinking fund provisions applicable to our Common

Stock.

Effect of Preference Shares
Our Board of Directors is authorized to approve the issuance of one or more series of preference stock without further
authorization of our stockholders and to fix the number of shares, the designations,

the relative rights and the limitations of any series
of preference stock. As a result, our Board of Directors, without stockholder approval, could authorize the issuance of preference stock
with voting, conversion and other rights that could proportionately reduce,

minimize or otherwise adversely affect the voting power
and other rights of holders of Common Stock or other series of preference stock or that could have the effect of delaying, deferring

or
preventing a change in our control.
Transfer Agent
The transfer agent for Common Stock is Broadridge Corporate Issuer Solutions,

LLC.
DESCRIPTION OF

0.125%

NOTES DUE 2025
0.450%

NOTES DUE 2026
1.500% NOTES DUE 2027

3.907% NOTES DUE 2029

3.650% NOTES DUE 2030

3.850% NOTES DUE 2034

The following description of our 0.125% Notes due 2025 (the “2025 Notes”),

0.450% Notes due 2026 (the “2026 Notes”),
1.500% Notes due 2027 (the “2027 Notes”), 3.907% Notes due 2029 (the “2029

Notes”), 3.650% Notes due 2030 (the “2030 Notes”),
and 3.850% Notes due 2034 (the “2034 Notes,” and together with the 2025

Notes, 2026 Notes, 2027 Notes, 2029 Notes, and 2030
Notes, the “Notes”) is a summary and does not purport to be complete.

It is subject to and qualified in its entirety by reference to the
Indenture, dated as of February 1, 1996, between General Mills and U.S. Bank Trust

Company, National Association,

as
supplemented by the First Supplemental Indenture, dated as of May

18, 2009, between General Mills and U.S. Bank Trust Company,
National Association (together the “Indenture”), which are incorporated by reference as exhibits to our most recent Annual Report on
Form 10-K, and, as applicable, the Officers’ Certificate for the

2025 Notes, incorporated herein by reference to Exhibit 4 to the
Company’s Current

Report on Form 8-K dated November 16, 2022, the Officers’ Certificate for the 2026 Notes, incorporated herein
by reference to Exhibit 4 to the Company’s

Current Report on Form 8-K dated January 15, 2020, the Officers’

Certificate for the 2027
Notes, incorporated herein by reference to Exhibit 4.2 to the Company’s

Current Report on Form 8-K dated April 24, 2015, the
Officers’ Certificate for the 2029 Notes, incorporated herein by reference to Exhibit 4 to the Company’s

Current Report on Form 8-K
dated April 13, 2023, the Officers’ Certificate for the 2030 Notes, incorporated herein by reference to Exhibit 4.1 to the Company’s
Current Report on Form 8-K dated April 23, 2024, and the Officers’

Certificate for the 2034 Notes, incorporated herein by reference to Exhibit 4.2 to the Company’s Current

Report on Form 8-K dated April 23, 2024. We

encourage you to read the Indenture and the
Officers’ Certificates for additional information. References in this section to the “Company,”

“us,” “we” and “our” are solely to
General Mills and not to any of its subsidiaries, unless the context requires otherwise.

General

We issued €400,000,000

aggregate principal amount of our 2027 Notes on April 27, 2015, €600,000,000 aggregate principal
amount of our 2026 Notes on January 15, 2020, €500,000,000 aggregate principal amount of our 2025 Notes on November 16, 2021,
€750,000,000 aggregate principal amount of our 2029 Notes on April

13, 2023, €500,000,000 aggregate principal amount of our 2030
Notes on April 23, 2024, and €500,000,000 aggregate principal amount of our

2034 Notes on April 23, 2024. The 2025 Notes, 2026
Notes, 2027 Notes, 2029 Notes, 2030 Notes, and 2034 Notes are listed and principally traded on the New York

Stock Exchange under
the symbols “GIS 25A,” “GIS 26,” “GIS 27,” “GIS 29,” “GIS 30A”, and

“GIS 34” respectively. As of May 26,

2024, €500,000,000
aggregate principal amount of the 2025 Notes, €600,000,000 aggregate principal amount of the 2026 Notes, €400,000,000 aggregate
principal amount of the 2027 Notes, €750,000,000 aggregate principal amount of the 2029 Notes, €500,000,000 aggregate principal
amount of the 2030 Notes, and €500,000,000 aggregate principal amount of the 2034 Notes were outstanding.

The Notes were each issued as a separate series of securities under the Indenture.

The Notes and the Indenture are governed
by, and are to be construed

in accordance with, the laws of the State of New York

applicable to agreements made and to be performed
wholly within the State of New York.

Interest and Maturity
The 2025 Notes will mature on November 15, 2025, the 2026 Notes will mature on January 15, 2026, the 2027 Notes will
mature on April 27, 2027, the 2029 Notes will mature on April 13, 2029,

the 2030 Notes will mature on October 23, 2030, and the
2034 Notes will mature on April 23, 2034. We

will pay interest on the 2025 Notes at the rate of 0.125% per year annually in arrears on
November 15 of each year, beginning November

15, 2022, to holders of record on the preceding November 1. We will pay interest on
the 2026 Notes at the rate of 0.450% per year annually in arrears on January

15 of each year, beginning January 15, 2021, to holders
of record on the preceding January 1. We

will pay interest on the 2027 Notes at the rate of 1.500% per year annually in arrears on
April 27 of each year, beginning April

27, 2016, to holders of record on the preceding April 12. We will pay interest on the 2029
Notes at the rate of 3.907% per year annually in arrears on April 13 of each year,

beginning April 13, 2024, to holders of record on the
preceding April 1. We

will pay interest on the 2030 Notes at the rate of 3.650% per year annually in arrears on October 23 of each
year, beginning October 23, 2024, to holders of

record on the clearing system business day (as defined below) immediately preceding the interest payment date. We

will pay interest on the 2034 Notes at the rate of 3.850% per year annually in arrears on

April 23 of each
year, beginning April 23, 2025, to holders of record

on the clearing system business day immediately preceding the interest payment date. “Clearing system business day” means a day on which Clearstream and

Euroclear (each as defined below) are open for business.
Interest payments for the 2025 Notes include accrued interest from and including

November 16, 2021 or from and including the last
date in respect of which interest has been paid or provided for,

as the case may be, to but excluding the interest payment date or the date of maturity, as the

case may be. Interest payments for the 2026 Notes include accrued interest from and including January 15,
2020 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but
excluding the interest payment date or the date of maturity,

as the case may be. Interest payments for the 2027 Notes include accrued interest from and including April 27, 2015 or from and including the last date in respect of which interest has been paid or provided
for, as the case may be, to but excluding the

next interest payment date or the date of maturity,

as the case may be. Interest payments
for the 2029 Notes include accrued interest from and including April

13, 2023 or from and including the last date in respect of which interest has been paid or provided for,

as the case may be, to but excluding the next interest payment date or the date of maturity, as
the case may be. Interest payments for the 2030 Notes include accrued interest from and including April 23, 2024 or from and
including the last date in respect of which interest has been paid or provided for,

as the case may be, to but excluding the next interest
payment date or the date of maturity,

as the case may be. Interest payments for the 2034 Notes include accrued interest from and
including April 23, 2024 or from and including the last date in respect of which interest has been paid or provided for, as the case may
be, to but excluding the next interest payment date or the date of maturity,

as the case may be. Interest payable at the maturity of the
Notes will be payable to the registered holders of the Notes to whom the principal is payable.

Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated
and the actual number of days from and including the last date on which interest was paid on the Notes, to but excluding the next
scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of
the International Capital Market Association. If any interest payment date on the Notes falls on a day that is not a business day,

the
interest payment will be postponed to the next day that is a business day,

and no interest on that payment will accrue for the period
from and after the interest payment date. If the maturity date of the Notes falls on a day that is not a business day,

the payment of
interest and principal will be made on the next succeeding business day,

and no interest on such payment will accrue for the period
from and after the maturity date.

“Business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are
authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European
Automated Real-time Gross Settlement Express Transfer

system (the T2 system), or any successor thereto, operates.

Payments in Euro

All payments of interest and principal, including payments made upon any redemption of the Notes, is payable in euro. If the
euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no
longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the
settlement of transactions by public institutions of or within the international banking community, then all payments in respect

of the
Notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro is converted
into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in
dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the trustee nor the paying
agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Issuance of Additional Notes

We may,

without the consent of the holders of Notes, issue additional Notes having the same ranking and the same interest
rate, maturity and other terms as a series of the Notes (except for the public offering price and issue date and, in some cases, the first
interest payment date). Any additional Notes, together with the Notes with the same terms, will constitute a single series of Notes
under the Indenture; provided that, if the additional Notes are not fungible with the Notes in this offering for United States federal
income tax purposes, the additional Notes will have different ISIN and CUSIP numbers. No additional Notes of a series may be issued if an event of default has occurred with respect to that series of Notes.

Ranking

The Notes are our unsecured and unsubordinated obligations. The Notes rank equal in priority with all of our existing and
future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated
indebtedness. The Notes effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Notes are only our obligation and are not guaranteed by our subsidiaries,
creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have
priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Notes. The
Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries.

Redemption

As discussed below, we may

redeem the Notes before they mature. The Notes to be redeemed will stop bearing interest on the redemption date. We

will give holders of 2025 Notes, 2026 Notes and 2027 Notes between 15 and 45 days’

notice before the
redemption date. We

will give holders of 2029 Notes, 2030 Notes and 2034 Notes between 15 and 60 days’ notice before the
redemption date.

We are not required

(i) to register, transfer or exchange the Notes during

the period from the opening of business 15 days
before the day a notice of redemption relating to the Notes selected for redemption is sent to the close of business on the day that
notice is sent, or (ii) to register, transfer or

exchange any Notes so selected for redemption, except for the unredeemed portion of any
Notes being redeemed in part.

We may redeem

the Notes, in whole or in part, at any time and from time to time. The redemption price for the 2025

Notes to
be redeemed on any redemption date that is prior to October 15, 2025 will be equal to the greater of (1) 100% of the principal

amount
of the 2025 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present
values of the remaining scheduled payments of principal and interest on the 2025 notes to be redeemed that would be due if the notes matured on October 15, 2025 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to
the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA))

at the applicable Comparable Government Bond Rate (as
defined below) plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for
the 2025 Notes to be redeemed on any redemption date that is on or after October

15, 2025 will be equal to 100% of the principal
amount of the 2025 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2025 Notes to the date of
redemption. The redemption price for the 2026 Notes to be redeemed on any redemption date that is prior to October 15, 2025 will be equal to the greater of (1) 100% of the principal amount of the 2026 Notes to be redeemed and

(2) as determined by an independent
investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the
notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the
redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined
below) plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the
2026 Notes to be redeemed on any redemption date that is on or after October 15, 2025 will be equal to 100% of the principal amount
of the notes being redeemed on the redemption date, plus accrued and unpaid interest on the notes to the date of redemption. The
redemption price for the 2027 Notes to be redeemed on any redemption date that is prior to January 27, 2027 will be equal to the
greater of (1) 100% of the principal amount of the 2027 Notes to be redeemed and (2) as determined by an independent investment
bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to
be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption
date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable

Government Bond Rate plus 25 basis points,
plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2027 Notes to be redeemed on
any redemption date that is on or after January 27, 2027 will be equal to 100% of the principal amount of the 2027 Notes being
redeemed on the redemption date, plus accrued and unpaid interest on the 2027 Notes to the date of redemption. The redemption price for the 2029 Notes to be redeemed on any redemption date that is prior to

January 13, 2029 will be equal to the greater of (1) 100% of the principal amount of the 2029 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the
sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes to be redeemed that would
be due if the notes matured on January 13, 2029 (excluding any portion of such payments of interest accrued as of the date of
redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL

(ICMA)) at the applicable Comparable
Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption
price for the 2029 Notes to be redeemed on any redemption date that is on or after

January 13, 2029 will be equal to 100% of the
principal amount of the 2029 Notes being redeemed on the redemption date,

plus accrued and unpaid interest on the 2029 Notes to the
date of redemption. The redemption price for the 2030 Notes to be redeemed on any redemption date that is prior to July 23, 2030 will
be equal to the greater of (1) 100% of the principal amount of the 2030 Notes to be redeemed and (2) as determined by an independent
investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the
2030 Notes to be redeemed that would be due if the notes matured on July 23, 2030 (excluding any portion of such payments of
interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at
the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of
redemption. The redemption price for the 2030 Notes to be redeemed on any redemption date that is on or after July 23, 2030 will be equal to 100% of the principal amount of the 2030 Notes being redeemed on the redemption date, plus accrued and unpaid interest on
the 2030 Notes to the date of redemption. The redemption price for the 2034

Notes to be redeemed on any redemption date that is
prior to January 23, 2034 will be equal to the greater of (1) 100% of the principal amount of the 2034 Notes to be redeemed and (2) as
determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2034 Notes to be redeemed that would be due if the notes matured on January 23, 2034 (excluding any
portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis
(ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government

Bond Rate plus 25 basis points, plus, in each case, accrued
and unpaid interest to the date of redemption. The redemption price for the 2034 Notes to be redeemed on any redemption date that is on or after January 23, 2034 will be equal to 100% of the principal amount of the 2034 Notes being redeemed on the redemption date,
plus accrued and unpaid interest on the 2034 Notes to the date of redemption. In any case, the principal amount of a Notes remaining
outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.

In connection with such optional redemption of Notes, the following defined terms apply:
●
“Comparable Government Bond Rate” means the yield to maturity,

expressed as a percentage (rounded to three decimal
places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the
Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government
Bond prevailing at 11:00 a.m. (London time)

on such business day as determined by an independent investment bank selected by us.

●
“Comparable Government Bond” means, in relation to any Comparable

Government Bond Rate calculation, at the discretion
of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of
the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in
issue, such other German government bond as such independent investment bank may, with the advice of three brokers

of,
and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the
Comparable Government Bond Rate.

The Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of
these special tax events occur, the Notes may

be redeemed at a redemption price of 100% of their principal amount plus accrued

and
unpaid interest to the date fixed for redemption. See “Redemption for Tax

Reasons.”

Payment of Additional Amounts

We will, subject to the

exceptions and limitations set forth below,

pay as additional interest on the Notes such additional
amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a holder of the Notes (or the
beneficial owner for whose benefit such holder holds the Notes) who is not a United

States person (as defined below), after
withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a
taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided,
however, that the foregoing obligation

to pay additional amounts shall not apply:
(1)

to any tax, assessment or other governmental charge that

is imposed by reason of the holder (or the beneficial owner
for whose benefit such holder holds such note), or a fiduciary,

settlor, beneficiary,

member or shareholder of the holder if the holder is
an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder,

being
considered as:
(a)

being or having been engaged in a trade or business in the United States or having or having had a
permanent establishment in the United States;
(b)

having a current or former connection with the United States (other than a connection arising solely as a
result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or
having been a citizen or resident of the United States;
(c)

being or having been a personal holding company,

a passive foreign investment company or a controlled
foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States
federal income tax;
(d)

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the
United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into
in the ordinary course of its trade or business;
(2)

to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary,
partnership or limited liability company,

but only to the extent that a beneficial owner with respect to the holder,

a beneficiary or
settlor with respect to the fiduciary,

or a beneficial owner or member of the partnership or limited liability company would not have
been entitled to the payment of an additional amount had the beneficiary,

settlor, beneficial owner or member received

directly its
beneficial or distributive share of the payment;
(3)

to any tax, assessment or other governmental charge that

would not have been imposed but for the failure of the
holder or any other person to comply with certification, identification or information reporting requirements concerning the
nationality, residence,

identity or connection with the United States of the holder or beneficial owner of the

Notes, if compliance is
required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which
the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)

to any tax, assessment or other governmental charge that

is imposed otherwise than by withholding by us or an
applicable paying or withholding agent from the payment;
(5)

to any tax, assessment or other governmental charge that

would not have been imposed but for a change in law,
regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is
duly provided for, whichever occurs

later;

(6)

to any estate, inheritance, gift, sales, excise, transfer,

wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)

with respect to the 2027 Notes, to any withholding or deduction that is imposed on a payment to an individual and
that is required to be made pursuant to any law implementing or complying with,

or introduced in order to conform to, any European
Union Directive on the taxation of savings;
(8)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment
of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
(9)

to any tax, assessment or other governmental charge that

would not have been imposed but for the presentation by
the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment
became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(10)

with respect to the 2027 Notes, to any tax, assessment or other governmental charge that is imposed or withheld
solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that
is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a
bank or holding the Notes for investment purposes only;
(11)

to any tax, assessment or other governmental charge imposed

under Sections 1471 through 1474 of the Code (or any
amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any
intergovernmental agreement entered into

in connection with the implementation of such sections of the Code; or
(12)

in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9),

(10) and (11).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation
applicable to the Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we are not required to
make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or
taxing authority of or in any government or political subdivision.

As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax

Reasons”, the
term “United States” means the United States of America, the states of the United

States, and the District of Columbia, and the term
“United States person” means any individual who is a citizen or resident of the United States for United States federal income tax
purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the
United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation
regardless of its source.

With respect to the 2027 Notes, to the extent permitted

by law, we will maintain a paying agent in

a Member State of the
European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on
the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European
Council Directive.

Redemption for Tax

Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the
United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the
application or interpretation of such laws, regulations or rulings, we become or, based upon a written opinion of independent

counsel
selected by us, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”
with respect to the Notes, then we may at any time at our option redeem, in whole,

but not in part, any series of the Notes on not less
than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such Notes to, but not including, the date fixed for redemption.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of Notes may require us to repurchase all or any part (equal to an
integral multiple of €1,000) of their Notes at a purchase price of 101% of the principal amount,

plus accrued and unpaid interest, if
any, on such Notes to

the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control
triggering event stating that all of the Notes of such series will be redeemed as described above); provided that the principal amount of
a Note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. We

are
required to mail to holders of the Notes a notice describing the transaction or transactions constituting the change of control triggering
event and offering to repurchase the Notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the Notes, we will, to the extent lawful:
● accept for payment all properly tendered Notes or portions of Notes;
●
deposit with the paying agent the required payment for all properly tendered

Notes or portions of Notes; and
●
deliver to the trustee the repurchased Notes, accompanied by an officers’

certificate stating, among other things, the
aggregate principal amount of repurchased Notes.

We will comply

with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934,

as amended, and any other
securities laws and regulations applicable to the repurchase of the Notes.

To the extent that these requirements

conflict with the
provisions requiring repurchase of the Notes, we will comply with these requirements instead of the repurchase provisions and will not
be considered to have breached our obligations with respect to repurchasing the

Notes. Additionally, if an event of

default exists under
the Indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other
issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required

to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies
them.

For purposes of the repurchase provisions of the Notes, the following terms are applicable:

“
Change of control
” means the occurrence of any of the following: (a) the consummation of any transaction

(including,
without limitation, any merger or consolidation) resulting in any

“person” (as that term is used in Section 13(d)(3) of the Securities
Exchange Act of 1934, as amended) (other than us or one of our subsidiaries)

becoming the beneficial owner (as defined in Rules 13d-
3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50%

of our voting stock or
other voting stock into which our voting stock is reclassified, consolidated,

exchanged or changed, measured by voting power rather
than number of shares; (b) the direct or indirect sale, transfer,

conveyance or other disposition (other than by way of merger

or
consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our
subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than us or one of our
subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors.
Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect
wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the
voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction
or (z) immediately following that transaction no person is the beneficial owner,

directly or indirectly, of more

than 50% of the voting
stock of the holding company.

“
Change of control triggering event ” means the occurrence of both a change of control and a rating event.

“
Continuing directors
” means, as of any date of determination, any member of our Board of Directors who (a) was a member
of the Board of Directors on the date the Notes were issued or (b) was nominated for election,

elected or appointed to the Board of
Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such
nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was
named as a nominee for election as a director, without

objection to such nomination).
“ Fitch ” means Fitch Ratings and its successors.

“ Investment grade rating ” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent)
by Moody’s and BBB- (or the equivalent)

by S&P,

and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“
Moody’s
” means Moody’s Investors Service, Inc.

and its successors.

“
Rating agencies
” means (a) each of Fitch, Moody’s and

S&P; and (b) if any of Fitch, Moody’s or S&P ceases to

rate the
Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical
rating organization” (as defined in Section 3(a)(62) of

the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.

“
Rating event
” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an
investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so
long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after
the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to
effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control
(and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency
making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of
control (whether or not the applicable change of control has occurred at the time of the rating event).

“
S&P ” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“
Voting

stock
” means, with respect to any specified “person” (as that term is used in Section 13(d)(3)

of the Securities
Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the
election of the board of directors of such person.

Sinking Fund

The Notes are not subject to, or entitled to the benefit of, any sinking fund.
Conversion or Exchange Rights
The Notes are not convertible or exchangeable for shares of our common stock or other securities.
Certain Restrictive Covenants
The Indenture contains restrictive covenants that apply the Notes, the most significant of which are described below.
Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that
property over other lenders, including direct holders of the Notes, or over our general creditors, if we fail to pay them back. These
preferential rights are called “liens.” The Indenture restricts our ability to create,

issue, assume, incur or guarantee any indebtedness
for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:
●
any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us
or one of our current or future United States or Canadian operating subsidiaries; or
●
any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries
unless we also secure all the Notes that are still outstanding under the Indenture equally with the indebtedness being secured. This
promise does not restrict our ability to sell or otherwise dispose of our interests in any

United States or Canadian operating subsidiary.
These requirements do not apply to liens:
●
existing on February 1, 1996 and any extensions, renewals or replacements of those liens;
●
relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

● in favor of us or one of our United States or Canadian operating subsidiaries;
●
in favor of governmental units for financing construction, improvement or purchase of our property;
●
existing on any property,

stock or debt existing at the time we acquire it, including liens on property,

stock or debt of a
United States or Canadian operating subsidiary at the time it became our United

States or Canadian operating subsidiary;
● relating to the sale of our property;
● for work done on our property;
● relating to workers’ compensation, unemployment insurance and similar obligations;
● relating to litigation or legal judgments;
●
for taxes, assessments or governmental charges not yet due;

or
●
consisting of easements or other restrictions, defects in title or encumbrances on our real property.
We may also avoid

securing the Notes equally with the indebtedness being secured if the amount of the indebtedness being
secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount

of our consolidated
total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.
If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent
lien to the direct holders of the Notes.
Limitation on Sale and Leaseback Transactions

The Indenture also provides that we and our United States and Canadian operating subsidiaries will not enter into any sale
and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United
States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (“principal properties”)
unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of
ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.
We may enter

into a sale and leaseback transaction covering any of our principal properties only if:
●
it falls into the exceptions for liens described above under “— Limitation on

Liens on Major Property and United States and
Canadian Operating Subsidiaries”; or
●
within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at
or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:
o
the net proceeds of the sale of the principal property,

or
o
the fair market value of the principal property sold, and in either case, minus
o
the principal amount of any debt securities issued under the Indenture that are delivered to the trustee for retirement
within 120 days after the property sale, and
o
the principal amount of any funded debt, other than debt securities issued under the Indenture, voluntarily retired by
us within 120 days after the property sale; or
●
the attributable value, as described below,

of all sale and leaseback transactions plus any indebtedness that we incur that,

but
for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and
Canadian Operating Subsidiaries” above, would have required us to secure the Notes equally with it, is 15% or less than the
amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our
consolidated balance sheet.

We determine

the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:
1.
sale price of the leased property

x

remaining portion of the base
term of the lease

the base term of the lease
2.
the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to
present value at the highest interest rate on any outstanding series of debt securities issued under the Indenture. The rental
payments in this calculation do not include amounts for property taxes, maintenance,

repairs, insurance, water rates and other
items that are not payments for the property itself.
Mergers and Similar Events
We are generally

permitted under the Indenture to consolidate or merge with another company.

We are also permitted

to sell
or lease some or all of our assets to another company.

However, we may not take any of these actions unless the following conditions,
among others, are met:
●
where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited
liability company, partnership

or trust organized under the laws of a state or the District of Columbia or under United States
federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Notes; and
●
the merger, sale of assets or other transaction

must not bring about a default on the Notes (for purposes of this test, a default would include an event of default described below under “Default and Related

Matters” and any event that would be an event
of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time
were disregarded).
There is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under
applicable law and, accordingly,

there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to
this provision.
If we merge out of existence or transfer (except through a

lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Notes, we will be relieved of our own responsibility for the Notes.
Default and Related Matters
Noteholders will have special rights if an event of default occurs and is not cured. For each series of Notes the term “event of
default” means any of the following:
● we do not pay interest on a Note of that series within 30 days of its due date;
● we do not pay the principal or any premium on a Note of that series on its due date;
●
we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree
to maintain a sinking fund with respect to that series;
●
we remain in breach of any restrictive covenant with respect to that series or any other term of the Indenture for 60 days after
we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least
25% of the principal amount of Notes of the affected series); or
●
we file for bankruptcy or other events of bankruptcy,

insolvency or reorganization occur.
In the event of our bankruptcy, insolvency

or other similar proceeding, all of the Notes will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series of Notes and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the Notes of the affected series may declare the entire
principal amount of all the Notes of that series to be due and immediately payable.

This is called a “declaration of acceleration of
maturity.”

A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of
the Notes of the affected series if any other defaults on those Notes have been waived or cured and we pay or deposit with the trustee
an amount sufficient to pay the following with respect to

the Notes of that series:
● all overdue interest;
●
principal and premium, if any,

which has become due, other than as a result of the acceleration, plus any interest on that
principal;
● interest on overdue interest, to the extent that payment is lawful; and
●
amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the
Indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.”

If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding
Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any
remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the Indenture.
Before an investor may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce
its rights or protect its interests relating to any Notes of any series, the following must occur:
●
the investor must give the trustee written notice that an event of default with respect to the Notes of that series has occurred
and remains uncured;
●
the direct holders of at least 25% in principal amount of all outstanding

Notes of that series must make a written request that
the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and
liabilities of taking that action;
●
the trustee must not have received from direct holders of a majority in principal amount of the outstanding Notes of that
series a direction inconsistent with the written notice; and
●
the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.
However, investors are entitled at any

time to bring a lawsuit for the payment of money due on a Note on or after its due date.
Every year we will certify in a written statement to the trustee that we are in compliance with the Indenture and each series of
Notes or specify any default that we know about.
Defeasance
In some circumstances described below,

we may elect to discharge our obligations on the Notes through defeasance

or
covenant defeasance.
Full Defeasance

If there is a change in United States federal tax law as described below,

we could legally release ourselves from any payment
or other obligations on the Notes, called “full defeasance,” if we put in place the following arrangements for investors to be repaid:
●
we must irrevocably deposit in trust for the benefit of all direct holders of those Notes money or specified German
government securities or a combination of these that will generate enough cash to make interest, principal and any other
payments on those Notes on their various due dates;
●
there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without
causing investors to be taxed on the Notes any differently

than if we did not make the deposit and simply repaid such Notes ourselves (under current United States federal tax law,

the deposit and our legal release from the such Notes would be treated as though we took back such Notes and gave investors their share of the cash and notes or bonds deposited in trust, in which
case investors could recognize gain or loss on those Notes); and

●
we must deliver to the trustee a legal opinion confirming the United States tax law change described above.
In addition, no default must have occurred and be continuing with respect to those

Notes at the time the deposit is made (and,
with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a
legal opinion to the effect that the deposit does not:
● cause any outstanding Notes to be delisted;
●
cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;
●
result in a breach or violation of, or constitute a default under,

any other agreement or instrument to which we are party or by which we are bound; and
●
result in the trust arising from it constituting an “investment company”

within the meaning of the Investment Company Act
of 1940 (unless we register the trust, or find an exemption from registration,

under that Act).
If we ever did accomplish full defeasance, investors would have to rely solely on the trust deposit, and could no longer look
to us, for repayment on the Notes of the affected series. Conversely,

the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.
Covenant Defeasance

Under current United States federal tax law,

we can make the same type of deposit described above and be released from many of the covenants in the Notes. This is called “covenant defeasance.” In that event, investors would lose the protection of those
covenants but would gain the protection of having money and securities set aside in trust to repay the applicable series of Notes. In order to achieve covenant defeasance, we must do the following:
●
make the same deposit of money and/or German government securities described above under “— Full Defeasance;”
●
deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the
above deposit without causing investors to be taxed on the applicable series of Notes any differently than if we did not make
the deposit and simply repaid the applicable series of Notes ourselves; and
● comply with the other conditions precedent described above under “— Full Defeasance.”
If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:
●
the events of default relating to breach of covenants described below under “Default and Related Matters;” and
●
any promises regarding conduct of our business, such as those described under “Certain Restrictive Covenants” below and
any other covenants applicable to the series of Notes.
If we accomplish covenant defeasance, investors can still look to us for repayment of the applicable series of Notes if there is
a shortfall in the trust deposit. Depending on the event causing the default,

however, investors may not be able to obtain payment of
the shortfall.
Modification and Waiver
There are three types of changes we can make to the Indenture and the Notes.
First, there are changes that cannot be made to the Notes without specific investor approval. These include:
●
change of the stated due date for payment of principal or interest on a series of

Notes;
●
reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a series of
Notes;
●
reduction in the amount of principal payable upon acceleration of the maturity of a series of Notes following a default;

● change in the place or currency of payment on a series of Notes;
●
impairment of an investor’s right to sue for payment on a series of Notes on or after the due date for such payment;
●
reduction in the percentage of direct holders of a series of Notes whose consent is required to modify or amend the Indenture;
●
reduction in the percentage of holders of a series of Notes whose consent is required under the Indenture to waive compliance
with provisions of, or to waive defaults under,

the Indenture; and
●
modification of any of the provisions described above or other provisions of the Indenture dealing with waiver of defaults or
covenants under the Indenture, except to increase the percentages required for such waivers or to provide that other
provisions of the Indenture cannot be changed without the consent of each direct holder affected by the change.
Second, changes may be made by us and the trustee without any vote by holders of any series of Notes. These include:
●
evidencing the assumption by a successor of our obligations under the Indenture and any series of Notes;
●
adding to our covenants for the benefit of the holders of any series of Notes, or surrendering any of our rights or powers
under the Indenture;
● adding other events of default for the benefit of holders of any series of Notes;
●
making such changes as may be necessary to permit or facilitate the issuance of any series of Notes in bearer or uncertificated
form;
● establishing the forms or terms of any series of Notes;
● evidencing the acceptance of appointment by a successor trustee; and
●
curing any ambiguity,

correcting any Indenture provision that may be defective or inconsistent with other Indenture provisions or making any other change that does not adversely affect the interests of the holders of any series of Notes in any
material respect.
Third, we need a vote by direct holders of Notes owning at least a majority of the principal amount of each series affected by
the change to make any other change to the Indenture that is not of the type described in the preceding two paragraphs. A majority
vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning
a provision of the Indenture that cannot be changed without the consent of the direct holder.
When taking a vote, we will decide how much principal amount to attribute to a series of Notes by using the dollar
equivalent, as determined by our Board of Directors.
Notes will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or
if we have deposited or set aside money in trust for their payment or redemption.

Notes will also not be eligible to vote if they have
been fully defeased as described below under “Defeasance — Full Defeasance.”
We will generally

be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding
Notes that are entitled to vote or take other action under the Indenture. In some circumstances, generally related to a default by us on a
series of the Notes, the trustee will be entitled to set a record date for action by holders.
Trustee
U.S. Bank Trust Company,

National Association, as trustee under the Indenture, has been appointed by us as transfer agent
and registrar with regard to the 2026 Notes, the 2029 Notes, the 2030 Notes,

and the 2034 Notes. The trustee also acts as an agent for
the issuance of our United States commercial paper.

Affiliates of the trustee currently provide cash management

and other banking
and advisory services to us in the normal course of business and may from time to time in the future provide other banking and
advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Book-Entry; Delivery and Form; Global Note

We have obtained

the information in this section concerning Clearstream Banking, société anonyme

(“Clearstream”) and
Euroclear Bank, S.A./N.V.,

or its successor, as operator of the Euroclear System

(“Euroclear”) and their book-entry systems and
procedures from sources that we believe to be reliable. We

take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream
and Euroclear as they were in effect at the time of the issuance of the

Notes of each series. Those clearing systems could change their rules and procedures at any time.

The Notes are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf
of, a common depositary,

and registered in the name of the nominee of the common depositary for the accounts of Clearstream and
Euroclear. Except as set forth below,

the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream

or
their respective nominees. Investors may hold interests in the global notes in Europe through Clearstream or Euroclear, either as a
participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities
accounts in Clearstream’s or

Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all
transfers relating to the Notes are reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the Notes is cleared through Clearstream and Euroclear.

Any secondary market trading of book-entry
interests in the Notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry
interests in the Notes receive payments relating to their Notes in euro,

except as described under the heading “Payments in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial
links among themselves and others, either directly or through custodians and depositaries. These links allow book-entry interests in the
Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to
facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the
investor’s interest in the Notes held by them. We

have no responsibility for any aspect of the records kept by Clearstream or

Euroclear
or any of their direct or indirect participants. We

also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they
have made with one another or with their customers. Investors should be aware that they are not obligated to perform or continue to
perform these procedures and may modify them or discontinue them at any time.

Except as provided below,

owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their
names, will not receive or be entitled to receive physical delivery of the

Notes in definitive form and will not be considered

the owners
or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to
the Indenture. Accordingly,

each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if
such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise
any rights of a holder of Notes.

We have been

advised by Clearstream and Euroclear, respectively,

as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream holds
securities for its participating organizations (“Clearstream

Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream
Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and
securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary,
Clearstream is subject to regulation by the Luxembourg

Commission for the Supervision of the Financial Sector (Commission de
Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including
underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may
include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies
that clear through or maintain a custodial relationship with a Clearstream Participant,

either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through

Clearstream are credited to the cash accounts of
Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of

Euroclear (“Euroclear Participants”) and to
clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment,
thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in
several countries. Euroclear is operated by Euroclear Bank S.A./N.V.

(the “Euroclear Operator”). All operations are conducted by the
Euroclear Operator, and all Euroclear securities clearance

accounts and Euroclear cash accounts are accounts with the Euroclear
Operator. Euroclear Participants include

banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to

Euroclear is also available to other firms that clear
through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions

Governing Use of Euroclear and the related Operating Procedures of the Euroclear

System, or the
Euroclear Terms and

Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the
Euroclear Operator.

Specifically, these terms and

conditions govern:
● transfers of securities and cash within Euroclear;
● withdrawal of securities and cash from Euroclear; and
● receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities
clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear

Participants.

Distributions with respect to interests in the Notes held beneficially through

Euroclear are credited to the cash accounts of
Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand

that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement
procedures that are applicable to conventional eurobonds in registered form.

Notes are credited to the securities custody accounts of
Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They are
credited either free of payment or against payment for value on the settlement date.

We understand

that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary
way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market

trading is settled using
procedures applicable to conventional eurobonds in registered form.

Investors should be aware that investors will only be able to make and receive deliveries, payments and other
communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those
systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and
Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make
or receive a payment or delivery of the Notes, on a particular day,

may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on

whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as
applicable, in accordance with the relevant system’s

rules and procedures, to the extent received by its depositary.

Clearstream or the
Euroclear Operator, as the case may be, will take

any other action permitted to be taken by a holder under the Indenture on behalf of a
Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes
among participants of Clearstream and Euroclear.

However, they are under no obligation to perform

or continue to perform those
procedures, and they may discontinue those procedures at any time.

Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive
form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:
(1)
the common depositary (A) notifies us that it is unwilling or unable to continue as depositary for the global notes or (B) has
ceased to be a clearing agency registered under the Securities Exchange

Act of 1934, as amended, and, in each case, a
successor depositary is not appointed;
(2)
we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or
(3) there has occurred and is continuing an event of default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any
approved denominations, requested by or on behalf of the common depositary

(in accordance with its customary procedures).
Payments (including principal, premium and interest) and transfers with respect to Notes in certificated form may be
executed at the office or agency maintained for such purpose in London

(initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed

to the holders thereof at the respective addresses set forth in the register of holders of the applicable Notes, provided that all payments (including principal, premium and interest) on Notes in certificated form, for which the
holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to
the accounts specified by the holders thereof. No service charge will be made for any registration of transfer,

but payment of a sum
sufficient to cover any tax or governmental charge

payable in connection with that registration may be required.